Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 (No. 333-265280) and related Prospectus of Renalytix plc for the registration of up to 11,075,220 ordinary shares and 1,052,197 American Depositary Shares, representing 2,104,394 ordinary shares, and to the incorporation by reference therein of our report dated October 21, 2021, with respect to the consolidated financial statements of Renalytix plc, included in its Amendment No. 2 to the Annual Report (Form 20-F/A) for the year ended June 30, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

August 1, 2022